Abacus Life Completes Acquisition of Carlisle Management Company S.C.A.
ORLANDO, Fla., December 2, 2024 (GLOBE NEWSWIRE) -- Abacus Life, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a pioneering global alternative asset manager specializing in leveraging longevity data and actuarial technology to offer uncorrelated investment opportunities, today announced it has completed the acquisition of Carlisle Management Company S.C.A. (“Carlisle”), a leading Luxembourg-based investment fund manager in the life settlement space with over U.S. $2 billion in assets under management. The Carlisle acquisition marks a key milestone in Abacus's stated strategy to drive long-term growth and diversify its value proposition through expanded global alternative asset-management offerings.
With the completion of this transaction, Jose Garcia, CEO of Carlisle, joins the Abacus Life Executive Leadership Team.
“We are honored to welcome Jose and the amazing Carlisle team to the Abacus family and to have accomplished our stated objective of completing the acquisition before the end of the fourth quarter,” said Abacus Life Chairman and CEO Jay Jackson. “Carlisle adds approximately $2.0 billion to our ABL Wealth division, and its investors are now able to fully access Abacus Life’s uncorrelated, high-returning asset class of insurance products.”
“On behalf of myself and everyone on the Carlisle team, thank you to Jay Jackson, Elena Plesco, the Abacus Life Board members, and everyone on the Abacus team,” said Jose Garcia, Carlisle CEO. “We look forward to working closely together and realizing the full potential of the tremendous opportunities and synergies that lie ahead.”
About Abacus
Abacus is a pioneering global alternative asset manager and market maker specializing in uncorrelated financial products. The company leverages its proprietary, cutting-edge longevity data and actuarial technology to purchase life insurance policies from consumers seeking liquidity. This creates a high-return asset class uncorrelated to market fluctuations for institutional investors.

With nearly $3 billion in assets under management, including recently-completed acquisitions, Abacus is the only publicly traded global alternative asset manager focused on lifespan-based financial products.

Abacus is expanding its leading expertise in longevity and lifespan into new growth areas:

•ABL Wealth - Leverages decades of data and proprietary algorithms to offer longevity-based wealth management platforms that enable financial advisors to create customized plans and provide access to uncorrelated investments.

•ABL Tech - A groundbreaking technology service that delivers advanced real-time data tracking and analysis for pension funds, governments, insurance companies, retirement associations, and more.

Through each new channel, Abacus is revolutionizing the future of asset management and financial planning, centered on longevity and lifespan.

www.Abacuslife.com
About Carlisle Management Company S.C.A.
Established in 2008, Carlisle is a leading, highly diversified global investment management firm. Carlisle is licensed as an Alternative Investment Fund Manager under the supervision of the CSSF in Luxembourg, the second largest domicile for investment funds in the world.
The Carlisle team is at the forefront of the life settlement industry, establishing a new standard for transparent transactions, maintaining integrity, and creating exceptional opportunities for life settlement investors and policyholders. Carlisle’s state-of-the-art facilities and statistical modelling systems incorporate knowledge gained from over 60 years of combined investment experience within the alternative assets sector.
Supervised by the Luxembourg regulator and overseen by reputable audit firms at both management company and fund levels. Carlisle’s management focuses solely on maximizing investor returns, risk management and transparency in investor reporting within a regulated framework.
https://cmclux.com
Contacts:
Investor Relations
Robert F. Phillips – SVP Investor Relations and Corporate Affairs
rob@abacuslife.com
(321) 290-1198

David Jackson – IR/Capital Markets Associate
djackson@abacuslife.com
(321) 299-0716
Abacus Life Public Relations
press@abacuslife.com
Carlisle Management Investor Relations
info@cmclux.com
Carlisle Management Public Relations
press@cmclux.com